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EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Copart, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Copart, Inc. of our report dated September 12, 2003, with respect to the consolidated balance sheets of Copart, Inc. and subsidiaries as of July 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended July 31, 2003, and related financial statement schedule, which report appears in the July 31, 2003, annual report on Form 10-K of Copart, Inc. Our report contains an explanatory paragraph that refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective August 1, 2001.

/S/ KPMG LLP

San Francisco, California
February 2, 2004

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  EXHIBIT 23.1